UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

Internet America, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-25147	86-0778979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10930 W. Sam Houston Pkwy., N., Suite 200 HOUSTON, TX	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 968-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Internet America, Inc. (the “Company”) elected Mark Ocker, age 55, as the Company’s new Executive Vice-President effective July 31, 2007.  At this time there is no employment contract between Mr. Ocker and the Company. The Board of Directors approved an annual salary of $125,000 per year. Additionally, the Board of Directors granted Mr. Ocker options to purchase 100,000 shares of Common stock at $0.50 per share, vesting 25% at each grant anniversary.

Mr. Ocker, as the founder and President of TeleShare, brings more than 30 years of experience in the telecommunications industry to the Company.  Prior to founding TeleShare in 1994, Mr. Ocker worked in Sales and Marketing for RCA Global Communications and Cable & Wireless, Inc.  He is a 1975 graduate of Sam Houston State University, in Huntsville, Texas.

On July 27, 2007, the Company entered into a Stock Purchase Agreement with Mark and Cynthia Ocker to purchase substantially all of the outstanding shares of TeleShare. Under the terms of this agreement, the Company will pay $1,850,000, subject to certain adjustments 90 days from closing, to Mark and Cynthia Ocker in notes and stock. A copy of the Stock Purchase Agreement was attached as an exhibit to the Form 8-K of the Company filed with the SEC on August 1, 2007.

Additionally, on July 27, 2007 the Company entered into a Service Agreement with Cynthia Ocker, wife of Mark Ocker, to perform consulting services related to the operations of the telex messaging business operated by TeleShare. The terms of the agreement entitle Ms. Ocker to a consulting fee equal to the revenues of the messaging business less third party direct expenses, less all related state taxes and less a $1,500 per month administrative fee.

A copy of a press release announcing Mr. Ocker’s appointment is included as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

( c) Exhibits
99                                    Press release issued by registrant on August 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
William E. Ladin, Jr.
Chairman and Chief Executive Officer

Date: August 2, 2007